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                                                                    EXHIBIT 99.1



                         GUESS ?, INC. AND SUBSIDIARIES


                       VALUATION AND QUALIFYING ACCOUNTS

                 YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                                 (IN THOUSANDS)

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
                                                      BALANCE AT   CHARGED TO   DEDUCTIONS   BALANCE AT
                                                      BEGINNING    COSTS AND       AND          END
DESCRIPTION                                           OF PERIOD     EXPENSES    WRITE-OFFS   OF PERIOD
-----------                                           ----------   ----------   ----------   ----------
As of December 31, 1997
  Allowance for obsolescence........................    $ 3,257      $ 3,764     $ (3,456)     $ 3,565
  Reserves for accounts receivable..................      9,720       12,746      (11,270)      11,196
  Allowance for doubtful royalties..................         --           --           --           --

As of December 31, 1998
  Allowance for obsolescence........................      3,565        3,512       (3,217)       3,860
  Reserves for accounts receivable..................     11,196        8,542      (11,901)       7,837
  Allowance for doubtful royalties..................         --        3,667           --        3,667

As of December 31, 1999
  Allowance for obsolescence........................      3,860          583       (2,079)       2,364
  Reserves for accounts receivable..................      7,837        1,398         (372)       8,863
  Allowance for doubtful royalties..................      3,667        1,657       (4,066)       1,258
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